Exhibit 10.4

EMPLOYMENT AGREEMENT

BETWEEN

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED

AND

<Full Name>

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This Employment Agreement (the “Agreement”) is entered into on <Date>.

PARTIES

(1)

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED incorporated and registered in Hong Kong with company number 66097304 whose registered office is at 17th Floor, Three Pacific Place, Central, Hong Kong (the “Company”).

(2)	<Full Name>, holder of Hong Kong Identity Card Number <ID Number> (the “Employee”) whose address is <Address>.

AGREED TERMS

1.	JOB TITLE AND RESPONSIBILITY

1.1	The Employee will be employed by the Company as “<Position>, <department>” or in such other capacity as the Employer may reasonably require.

1.2

The Employee may be required in pursuance of the Employee’s duties hereunder to perform services not only for the Company but also for the Company’s subsidiaries, affiliates companies or any Group Company as the Company may from time to time reasonably require.

1.3

The Employee will perform all duties and tasks as are assigned to him in connection with the business of the Company and the Company’s subsidiaries, affiliates companies or any Group Company as the case may be. In addition to any specific duties allocated, the Employee is subject to the following general duties at all times during the continuance of the Employee’s employment hereunder:

(a)	unless prevented by sickness or injury, to devote the Employee’s working time, attention and skills to the Employee’s duties;

(b)	to faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to or vested in the Employee;

(c)	to act at all times in accordance with the lawful and reasonable instructions of the Company;

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED

Suites 605-608, 6/F, ICBC Tower,

Three Garden Road, Central, Hong Kong

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(d)

to comply at all times with the terms of any Employee Handbook, Code of Conduct, policies, procedures and internal regulations issued by the Company, as in force and amended, added or adjusted from time to time and agree such amendment, adding or adjustment may be announced by OA, paper, email, meeting organized on company, department or other unit level to the Employee;

(e)	promote the Company’s development and protect the Company’s reputation; and

(f)	not to at any time make any untrue or misleading statements relating to the Company.

2.	COMMENCEMENT DATE

2.1	Subject to satisfactory compliance with the conditions specified in Clause 2.2 below, the Employee’s employment with the Company shall commence on <on board date> (the “Commencement Date”).

2.2	The Employee’s employment is conditional upon:

(a)

the Employee at all times being lawfully permitted to work for the Company and reside in Hong Kong. The Company will assist the Employee with the necessary application. If a work visa has not been issued to the Employee by the Commencement Date, the Commencement Date will be deferred until a valid work visa is issued and activated. The Employee will inform the Company immediately if he ceases to be entitled to lawfully work in Hong Kong for any reason;

(b)

the Employee represents and warrants that he will not be in breach of any other obligation to any third party binding upon him by reason of entering into this Agreement or performing any duties and obligations under it;

(c)

the Employee providing a Certificate of Separation and relevant certificates of compensation from his former employer after signing this Agreement and completing the Company’s New Employee Registration Form;

(d)

reference and background checks being completed to the satisfaction of the Company. If the Employee is found to have made any false representations or provided any false information or unable to provide Certificate of Separation and relevant certificates of compensation from his former employer to the Company, this offer of employment and Agreement may be rescinded by the Company or terminated without notice or payment in lieu.

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED

Suites 605-608, 6/F, ICBC Tower,

Three Garden Road, Central, Hong Kong

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(e)	The Employee shall comply with all applicable laws, rules and regulations in force in Hong Kong and other jurisdictions which the Employee may be required to conduct business in or with.

2.3

The first three (3) months of the Employee’s employment shall be a probation period. The Company reserves the right to cancel, shorten or extend the probation period by written notice to the Employee, which notice must be given before the end of the probation period.

3.	HOURS OF WORK

3.1

The Employee’s normal office hours are from 9:00 a.m. to 6:00 p.m. (including 1 hours for lunch, which is paid and shall be taken from 12:00 to 13:00), Monday to Friday. The Company reserves the right to vary these working hours from time to time in accord with its operational requirements. Saturday is paid contractual rest day and Sunday is paid statutory rest day.The Employee may need to work additional hours as necessary to fulfil the Employee’s duties under this Agreement. No additional payment will be made for any overtime worked (in particular, employees may be required to work on Saturday without any compensation).

4.	LOCATION OF EMPLOYMENT

4.1

Subject to the business needs, the Employee may be assigned to render services including but not limited to the Company’s subsidiaries, affiliates companies or any Group Company at the sole discretion of the Company. The normal place of work is the Hong Kong office of the Company. Nevertheless, there will be times when the Employee is required to work at other premises, including but not limited to the Company’s other operating premises, premises to which the Employee may be relocated as well as premises occupied by the clients or business partners (and when that happens that will be the Employee’s place of employment), whether in or outside Hong Kong. The Employee agrees that the usual place of employment may vary from time to time depending on the nature of the work at that time and on occasion, may include office or premises outside Hong Kong.

5.	REMUNERATION

5.1	The Employee’s remuneration package includes the following:

(a)

The Employee’s basic salary (inclusive of housing reimbursement benefit, if applicable) shall be HK$<amount> per annum, payable in monthly instalments of HK$<amount> per month in arrears on or before the end of current month to the Employee’s nominated bank account.

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED

Suites 605-608, 6/F, ICBC Tower,

Three Garden Road, Central, Hong Kong

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(b)

The Employee shall be entitled to housing reimbursement benefits up to 40% of staff’s annual basic salary, payable in twelve (12) equal monthly instalments, which would be in form of housing reimbursement and/or cash allowance.

The Employee may apply for a monthly housing reimbursement subject to the terms and conditions of the Company’s Housing Reimbursement Program in the Employee Handbook and in compliance with Inland Revenue Ordinance. To participate in this arrangement, you are required to follow the Company’s policy and procedures set out in the Employee Handbook. The approval of the enrolment of the Company’s housing reimbursement program or change of housing reimbursement program will be at the discretion of the Company, provide housing reimbursement benefit effective from the following month of the completion of probation period.

(c)

The Employee may also be eligible to be considered for discretionary bonus award which may be paid on annual basis, and which shall be subject to a number of factors including but not limited to the profits of the Company and the performance of the Employee. The award of any bonus, amount, payment time, payment installments and any additional conditions that may be imposed at the time of the award are in the sole discretion of the Company. If the Company makes a bonus payment to the Employee in respect of one financial year, it shall not be obliged to make subsequent bonus payments in respect of subsequent years. If the Employee is under notice period at the date of payment of the bonus for whatever reason, whether such notice has been given by the Employee or the Company, or if his employment has already terminated, no bonus payment will be made.

5.2	Daily Salary

The Employee’s daily salary equals to month basic salary plus housing reimbursement benefits (if applicable) divide that month’s calendar day.

5.3

The Company is entitled to make deductions from the Employee’s remuneration to the extent not prohibited under the Employment Ordinance. This includes deductions made at the request of the Employee in writing in respect of contributions to be paid by the Employee through the Company for the purpose of any relevant benefit schemes.

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED

Suites 605-608, 6/F, ICBC Tower,

Three Garden Road, Central, Hong Kong

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6.	GROUP INSURANCE COVERAGE

6.1

The Employee shall be covered under the Company’s group insurance policies applicable to its employees, subject to the terms of the relevant insurance policy and the Employee satisfying any requirements of the insurer and Company. Details of the group insurance schemes are set out in the Employee Handbook. The Company reserves the right to terminate or substitute other insurance policies for such policies or amend the scale of benefits of such policies including the level of benefits from time to time.

7.	MANDATORY PROVIDENT FUND

7.1

Unless exempt, the Employee will be enrolled in a Mandatory Provident Fund Scheme selected by the Company, to which both the Employee and the Company are required to make contributions in accordance with the Mandatory Provident Fund Schemes Ordinance. The Company will deduct from the Employee’s monthly salary an amount equivalent to his mandatory employee contribution to be paid into the Mandatory Provident Fund Scheme.

8.	EXPENSES

8.1

The Company shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee in the proper performance of his duties under this Agreement, subject to such expenses being in accordance with any Expenses Policy that may be issued by the Company from time to time and the Employee providing appropriate documentary evidence of such expenses in such manner as the Company may require.

9.	TAXATION

9.1

The Employee is responsible for his own personal taxes of whatever kinds due in any jurisdiction with respect to this employment including but not limited to any payments, reimbursements and benefits received from the Company.

10.	ANNUAL LEAVE

10.1

In addition to general holidays (excluding Sundays) published in the Government Gazette, the Employee shall have <annual leave> working days’ paid annual leave (inclusive of statutory annual leave) for each Leave Year, which runs from 1 January to 31 December. If the Employee commences employment part way through a leave year, the Employee is entitled to paid annual leave on a pro-rata basis from the Commencement Date.

10.2

Annual leave is to be taken at times mutually agreed in advance with the Company, any annual leave application during the probation period shall follow 《Probation Policy》. The Employee is deemed to take his entitlement to statutory annual leave first in any Leave Year. The Company reserves the right to require that annual leave in excess of the Employee’s statutory annual leave be taken at times determined by the Company.

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED

Suites 605-608, 6/F, ICBC Tower,

Three Garden Road, Central, Hong Kong

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10.3

Any accrued annual leave entitlement unused at the end of a Leave Year may only be carried over to the next Leave Year under the regulations in 《Staff Handbook》. No payment in lieu will be paid for annual leave not taken unless such payment in lieu is permitted in accordance with section 41E of the Employment Ordinance upon request of the Employee. However, on termination of employment, if the Employee service the Company more than 3 months, the Employee will be entitled to receive payment in lieu of any accrued unused statutory annual leave calculated on daily rate of annual leave pay. If on the Termination Date the Employee has taken annual leave in excess of his accrued entitlement he will reimburse such excess to the Company, calculated on the same basis as was paid to the Employee at the relevant time.

10.4

The Employee may be required to work additional hours on a statutory rest day, statutory holiday or public holiday as necessary to fulfil the Employee’s work commitments. In such case, the following Saturday(s) will be treated as the Employee’s substituted or alternate holiday(s). In addition, Employee will be compensated by additional leave per the actual working hours worked within 30 days after that statutory rest days, statutory holiday or public holiday.

10.5	The Employee will be subject to the terms and conditions of the Company’s leave policy which may be varied from time to time.

11.	SICK LEAVE

11.1	If and whenever the Employee is absent from work due to illness, injury or accident, the Employee shall immediately notify the department head or Human Resources by telephone or email of his absence.

11.2

The Employee is entitled to be paid sickness allowance in accordance with the Employment Ordinance (Cap. 57). Payment of salary during any period of sick leave not covered or in excess of that required under the Employment Ordinance is in the sole discretion of the Company. Details please refer to 《Staff Handbook》

12.	CONFIDENTIALITY

12.1

In the course of the Employee’s employment with the Company, he will receive and have access to information which is confidential to the Company, other Group Companies and their clients. The Employee agrees and undertakes to maintain in strict confidence any and all information concerning the business and financing of the Company, its dealings, transactions and affairs and likewise in relation to its Group Companies and their clients’ affairs acquired during his employment with the Company, as well as confidential information of any other third parties to which he may have access.

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED

Suites 605-608, 6/F, ICBC Tower,

Three Garden Road, Central, Hong Kong

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12.2

During and after the Employee’s employment with the Company, the Employee must not (unless required to do so by law, court order or in the proper performance of the Employee’s duties under this Agreement):

(a)	use any trade secrets, intellectual property or Confidential Information of or relating to the Company or any Group Company other than for the Company or Group Company as the case may be; or

(b)	divulge or disclose any trade secrets, intellectual property or Confidential Information of or relating to the Company or any Group Company to any third party.

12.3	For the purpose of this Agreement, “Confidential Information” means any confidential information of the Company and any Group Company, including but not limited to:

(a)	relationships or arrangements with the actual or potential clients of the Company or any Group Company;

(b)	the business methods, finances, marketing or development strategies of the Company or any Group Company;

(c)

Compensation data, personnel information or lists, financial information, pending projects and proposals, personnel records and software; Any confidential or propriety information, which is circulated within the Company via its internal electronic mail system or otherwise;

(d)	information divulged to the Company or any Group Company by a third party in confidence; and

(e)	any information relating to the Company, any Group Company or any of its clients which the Company, the Group Company or the relevant client reasonably considers to be confidential.

Save that Confidential Information does not include information which is in the public domain (other than by reason of a breach of this clause by the Employee).

12.4

The Employee shall at all times use his best endeavors to maintain the confidentiality of and to prevent the publication or disclosure of any and all information referred to in this clause both during and after his employment ends.

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED

Suites 605-608, 6/F, ICBC Tower,

Three Garden Road, Central, Hong Kong

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12.5

Any Confidential Information produced or received by the Employee during his employment shall be the property of the Company and all such property and copies thereof shall be surrendered by him to the Company immediately upon the termination of his employment or at the request of the Company at any time during the course of his employment.

12.6

The Company and the Employee are also required to comply with the Personal Data (Privacy) Ordinance of Hong Kong (Chapter 486, Laws of Hong Kong), which applies to all personal data relating to other employees, clients, customers, suppliers and other third party contacts of the Company or any Group Company. The Employee agrees to take all reasonable steps to protect personal data or sensitive information disclosed to him in the course of his employment and that he shall not to use or disclose such information other than for the purposes for which it was collected and consistent with the requirements of the Personal Data (Privacy) Ordinance.

13.	INTELLECTUAL PROPERTY

13.1

The Employee acknowledges and agrees that the Company has exclusive ownership of any intellectual property rights created or developed by the Employee (whether solely or jointly with others) during the Employee’s employment with the Company if such intellectual property rights:

(a)	are capable of exploitation by the Company in the normal course of its business; or

(b)	are so created or developed during the course of or in connection with the Employee’s employment by the Company.

13.2

The Employee will provide the Company with adequate and current written documentation of all such intellectual property rights and will execute all necessary documents and provide any assistance required (at the Company’s expense) during and subsequent to the Employee’s employment to enable the Company to obtain for itself or its nominees, patents, copyrights or other legal protection for such inventions in any and all countries.

14.	CONFLICT OF INTEREST

14.1

During the period of the Employee’s employment with the Company, the Employee is not permitted to engage in any activities which may conflict with the interests of the Company and shall not, without the prior written consent of the Company, be directly or indirectly engaged, interested or concerned in the conduct of any other business, except holding for investment purposes of shares or securities in any companies. Details please refer to 《OUTSIDE BUSINESS ACTIVITIES DECLARATION FORM》which should be completed and submitted by the Employee as one of the necessary onboarding procedure. Unless the Employee has obtained prior written approval from the Company, the Employee cannot work for another employer during the period of the Employee’s employment with the Company.

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED

Suites 605-608, 6/F, ICBC Tower,

Three Garden Road, Central, Hong Kong

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15.	TERMINATION

15.1

The Employee’s employment under this Agreement may be terminated at any time by either the Employee or the Company by giving the other party notice or payment in lieu of notice, the agreed period of notice being as follows:

(a)	during the first month of the Employee’s probation period, by either party without notice or payment in lieu;

(b)	for the remainder of the Employee’s probation period, the agreed notice period shall be seven (7) days’ notice in writing or payment in lieu; and

(c)	after completion of the Employee’s probation period, the agreed notice period shall be one (1) month notice in writing or payment in lieu.

15.2	The Company may terminate the Employee’s employment immediately without notice or payment in lieu:

(a)	if the Employee in the course of his employment:

(i)	wilfully disobeys a lawful and reasonable order;

(ii)	misconducts himself such conduct being inconsistent with the due and faithful discharge of his duties;

(iii)	is guilty of fraud or dishonesty;

(iv)	is habitually neglectful in his duties; or

(b)	on any other ground on which the Company would be entitled to terminate his employment without notice at common law.

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED

Suites 605-608, 6/F, ICBC Tower,

Three Garden Road, Central, Hong Kong

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15.3

The Company reserves the right to require the Employee not to attend work and/or not to undertake all or any of the Employee’s duties under this Agreement during any period of notice (whether given by the Employee or the Company), provided always that the Company shall continue to pay the Employee’s salary and contractual benefits whilst the Employee remains employed by the Company.

15.4	On termination of the Employee’s employment for any reason (or earlier if requested), the Employee must:

(a)

return and deliver up to the Company all property (including but not limited to any documents (in hard or soft copy), business cards, software, credit cards, keys and access card, laptops, mobile phones or other telecommunication devices) belonging to the Company which are in his possession or control; and

(b)

irretrievably delete any Confidential Information stored on any personal electronic device or magnetic or optical disk or memory that is in his possession or control outside the premises of the Company.

16.	Restrictive Covenants

16.1

The Employee hereby covenants with the Company that he shall not during the period of his employment hereunder and for a period of one (1) month after the termination of this Agreement for whatever reason, whether directly or indirectly, on his own account or in conjunction with or on behalf of any person or entity:

(1)

solicit or entice away from the Company, or employ or cause any third party, to employ or engage any person who has been a client, agent, employee, contractor, sub-contractor, or supplier of the Company at any time within a period of twelve (12) months prior to the termination of this Agreement, and

(2)

solicit or induce or otherwise interfere with any person or entity who is or has been a client, agent, contractor, sub-contractor, supplier or business associate of the Company to cease dealing with the Company or to restrict or reduce its volume, extent or duration of trade, dealing or transaction with the Company, or introduce or cause to be introduced such person or entity to any business or activity which is in competition or otherwise inconsistent with the interest of the Company.

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED

Suites 605-608, 6/F, ICBC Tower,

Three Garden Road, Central, Hong Kong

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During the term of this Agreement and during the period commencing with the date of termination of this Agreement and ending on the date one (1) month later, the Employee shall not, in Hong Kong, whether directly or indirectly, on his account or in conjunction with or on behalf of any entity or business, whether through himself or any company or business where he directly or indirectly holds any ownership or beneficial interests (save and except for ownership or beneficial interests in any listed company, whether listed in or outside Hong Kong, provided that his ownership or beneficial interests in the said listed company does not exceed 1% of the total issued share capital of that said listed company) or in which he is a director or partner or proprietor, be employed by, be involved in the activities or business of, or provide services (unless with the consent of the Company) for related activities of which the Employee is engaged in during his employment with the Company, to any of the Company’s agents, clients, competitors, or other persons or businesses with which the Company has or has had commercial relations.

16.2	The parties hereto acknowledge and confirm that the above covenants or restrictions in this Clause 16 are reasonable and necessary to protect the legitimate business interests of the Company.

17.	PERSONAL DATA

17.1	The Employee acknowledges and agrees that the Employee has read and understood the “Personal Information Collection Statement” contained in Schedule 1 to this Agreement.

18.	SEVERABILITY AND ACCRUED RIGHTS

18.1

The various provisions of this Agreement are severable and if any provision is held to be invalid or unenforceable by any court such invalidity and/or unenforceability will not affect the remaining provisions in this Agreement which will remain valid and enforceable.

18.2

The expiration or termination of this Agreement howsoever arising shall not operate to affect such provisions of this Agreement as are expressed to operate or have effect thereafter and shall be without prejudice to any accrued rights or remedies of the parties.

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED

Suites 605-608, 6/F, ICBC Tower,

Three Garden Road, Central, Hong Kong

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19.	THIRD PARTY RIGHTS

19.1

The Agreements (Rights of Third Parties) Ordinance shall not apply to this Agreement. No person other than the parties to this Agreement and any Group Company shall have any rights under it and it will not be enforceable by any person other than the parties to it and any Group Company.

20.	GOVERNING LAW AND JURISDICTION

20.1

The Agreement and the employment relationship between the Company and the Employee shall be governed by, and interpreted in accordance with the laws of the Hong Kong. In respect of any legal action or proceedings arising out of or in connection with the Agreement, the parties irrevocably submit to the non-exclusive jurisdiction of the Labour Tribunal and the Courts of the Hong Kong.

21.	LANGUAGE

21.1	The Agreement is written in both English and Chinese. In case of any discrepancy between the English and Chinese versions, the Chinese version shall prevail.

22.	ENTIRE AGREEMENT

22.1

This Agreement sets out the entire agreement and understanding between the parties and supersedes all other prior negotiations and agreements whether written or oral between the Employee and the Company relating to the employment. In the event of any conflict or inconsistency between the terms of this Agreement and any Employee Handbook the terms of this Agreement shall prevail. The Employee acknowledges and warrants that he is not entering into this Agreement reliant on any representation not expressly set out in this Agreement.

22.2	Save as expressly provided herein, any variation of the terms of this Agreement will not be effective unless it is in writing and signed by both parties.

23.	DEFINITIONS

23.1	For the purposes of this Agreement:

i.	“Group Company” means any subsidiary of the Company, the parent or holding company of the Company and any subsidiary of any such parent or holding company;

ii.	“Termination Date” means the last day of the Employee’s employment with the Company, howsoever arising.

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED

Suites 605-608, 6/F, ICBC Tower,

Three Garden Road, Central, Hong Kong

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24.	Conditions of This Employment Agreement

24.1	Honesty and Disclosure

The Company’s business requires that the Employee is scrupulously honest and beyond reproach and does not bring disrepute to the good name and reputation of the Company. Therefore, this Agreement is made on the understanding that the Employee has accurately and fully disclosed to the Company all relevant and appropriate information to enable the Company to make a fully informed decision to offer employment.

24.2	Pre-employment Checks

The Company must be able to verify to its satisfaction all information provided by     the Employee in his employment application and/or during the recruitment process. This may include criminal, legal, compliance investigations as well as employment and educational reference checks. A failure to pass these pre-employment checks to the satisfaction of the Company may lead to a withdrawal of the employment agreement.

Regulatory Authority and Registration

If the Employee is required to apply for registration with any regulatory authority or if he or she is required to obtain any license or other form of authorization in order to perform his work, the Employee Agreement is conditional upon the Employee obtaining such valid registration, license or authorization.

If employment has commenced, the discovery that the Employee has provided false or misleading information may result in disciplinary action up to and including termination. Should the Company receive unsatisfactory references following the commencement of employment, it reserves the right to terminate the employment.

24.3	The Agreement is effective from the date when both parties have signed the Agreement and fulfil the above requirement from clause 24.1 to 24.4.

IN WITNESS whereof this Agreement has been executed as an Agreement by the parties hereto the day and year first above written.

此證協議方于文首列明的日期簽立本合同。

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED

Suites 605-608, 6/F, ICBC Tower,

Three Garden Road, Central, Hong Kong

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EXECUTED as an AGREEMENT by                                                                                           )

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED)

                )

acting by:-)
Authorized Person	)
Position	)

SIGNED AND DELIVERED by	)
[full name] [HKID Number: <ID number>]	)

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED

Suites 605-608, 6/F, ICBC Tower,

Three Garden Road, Central, Hong Kong

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SCHEDULE 1

PERSONAL INFORMATION COLLECTION STATEMENT

Upon your signing of the Employment Agreement and throughout the course of the Employee’s employment with the Company, the Company may collect personal data in respect of the Employee (and the Employee’s spouse and dependents, where applicable) in relation to your employment, professional requirements, and for various human resource management purposes. These purposes include, but are not limited to: reference check, provision of benefits, compensation and payroll; facilitating performance appraisals, facilitating medical claims; promotion and career development activities; making tax returns; complying with our obligations as an employer and the review of employment decisions; complying with applicable professional requirements.

Disclosure of your information

The Company will try its best to maintain the privacy of all personal data provided by the Employee. Only for the purposes stated above for which the personal data are to be used, the Company may transfer the personal data provided by the Employee to any (whether in Hong Kong or abroad) Group Company, the Company’s insurers and bankers, medical practices providing medical cover for employees, administrators or managers of our provident fund scheme, professional or other regulators which have jurisdiction over the Company, our authorized reference check agent(s), and other companies engaged in Agreementual activities on the Company’s behalf; or with the Employee’s consent or as required by law. The Company will not transfer or disclose the personal data provided by the Employee to any third party except as stated.

The Company may retain certain personal data of employees even after they cease employment with the Company. Such data are required for any residual employment-related activities in relation to the former employee including, but not limited to the provision of job reference, processing applications for re-employment, matters relating to retirement benefits and allowing us to fulfill agreementual, statutory or professional obligations.

Access to Data

Subject to applicable personal data protection laws, the Employee has a right to:

i.	Check whether the Company holds any personal data relating to the Employee and, if so, obtain copies of such data.

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED

Suites 605-608, 6/F, ICBC Tower,

Three Garden Road, Central, Hong Kong

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ii.	Require the Company to correct any personal data relating to the Employee which is inaccurate for the purpose for which it is being used.

The person to whom request for access to data or correction of data or for information regarding policies and practices and kinds of data held are to be addressed shall be the Human Resources Department of the Company.

HAIYIN WEALTH MANAGEMENT (HONG KONG) LIMITED

Suites 605-608, 6/F, ICBC Tower,

Three Garden Road, Central, Hong Kong

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